EXHIBIT 99.1

j2 Global  Announces Death of Jeff Adelman, Vice President, General Counsel and Secretary

Los Angeles, CA—j2 Global, Inc. (NASDAQ: JCOM) announced today:

It is with great sadness (and gratitude for his extraordinary contributions to our Company and to us individually as friends and colleagues) that we have to report that Jeffrey D. Adelman, 48, our Vice President, General Counsel and Secretary since 2000, has died after a brief illness.  "Jeff was a tremendously talented lawyer, leader and businessman who made a lasting contribution to our Company and to each of us individually during his more than 14 years with j2," said Richard Ressler, Chairman of the Board of Directors. "Jeff’s wide range of knowledge - including law, tax, M&A and patents, along with his thoughtful and analytical mind - made him a great problem solver and valuable advisor.” We will deeply miss his friendship, expertise and guidance. We offer our heartfelt condolences to his family.

Jeff Adelman joined j2 in September 2000 after nearly seven years in private legal practice. Over his years at j2, he helped to evolve the company’s corporate structure, assisted in the Company’s M&A program and started the intellectual property division.

About j2 Global

j2 Global, Inc. provides Internet services through two divisions: Business Cloud Services and Digital Media. The Business Cloud Services Division offers Internet fax, virtual phone, hosted email, email marketing, online backup, unified communications and CRM solutions. It markets its services principally under the brand names eFax®, eVoice®, FuseMail®, Campaigner®, KeepItSafe®, Livedrive® and Onebox®, and operates a messaging network spanning 49 countries on six continents. The Digital Media Division offers technology, gaming and lifestyle content through its digital properties, which include PCMag.com, IGN.com, AskMen.com, Toolbox.com and others. The Digital Media Division also operates NetShelter® Powered by BuyerBase®, an advanced digital ad targeting platform, and Ziff Davis B2B, a leading provider of research to enterprise buyers and leads to IT vendors. As of December 31, 2013, j2 had achieved 18 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

j2 Investor Relations
Laura Hinson, 800-577-1790
laura.hinson@j2.com